Exhibit 99.1

News Release
THE BEARD COMPANY
Harvey Parkway
301 N.W. 63rd Street, Suite 400
Oklahoma City, Oklahoma 73116
For Immediate Release

THE BEARD COMPANY

FINALIZES SALE

OF McELMO DOME INTEREST

OKLAHOMA CITY, Oklahoma -- May 11, 2009 -- The Beard Company (OTCBB: BRCO) today announced that it has finalized the sale of its remaining interest in the McElmo Dome CO2 Unit in southwestern Colorado.

Herb Mee, Jr., President of The Beard Company, reported that the sale of the Company’s remaining ownership in the 240,000-acre McElmo Dome CO2 Gas Unit in Dolores and Montezuma Counties, Colorado, previously announced on April 17, has now been completed. The Company sold its net revenue interest of approximately 0.3540485% in the Unit for $5,200,000, with transfer of production effective March 1, 2009. A down payment of $1,300,000 was received from the purchasers on April 14, 2009 when the agreement was executed. “After adjustment for certain revenues received and billings paid by the Company, totaling a net of $163,374, we received the $3,736,626 balance of the consideration due on May 7, 2009,” noted Mee. “The sale generated a gain of $4,909,000, which will be included in the Company’s financial results for the quarter ending June 30, 2009.”

“We have invested $700,000 of the proceeds in Beard Dilworth, LLC, which we believe has much greater upside potential than our investment in McElmo Dome. An additional $1,507,000 has been used to pay down debt, and we contemplate the retirement of our remaining short-term debt in the next few months. Additional investments in either Beard Dilworth, LLC or Geohedral LLC may also be considered. The balance of the proceeds will be added to working capital pending decisions by the Board for the use thereof.”

“The completion of the McElmo Dome sale represents a key ingredient in the turnaround in progress at the Company. Funds provided from the sale will enable us to pay off our bank debt and our short-term debt and allow us to focus our efforts on Beard Dilworth, our Geohedral investment, and the various projects under development in our Coal Segment. We consider Dilworth and Geohedral two of the most exciting projects in our Company’s history.

Management is very optimistic regarding Beard’s future prospects, and we look forward to significant improvements in our operating results in the coming years,” Mee concluded.

About The Beard Company

The Beard Company creates, acquires, and/or invests in businesses that management believes have high growth and/or above-average profit potential and can enhance shareholder value. The Company will from now on be involved in oil and gas activities; coal reclamation activities; e-commerce activities conducted through its starpay™ subsidiary; and minerals exploration and development through its Geohedral investment.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “anticipate”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities; the outcome of a lawsuit against Visa; future trends in commodities prices; financial, geological or mechanical difficulties affecting Geohedral’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks associated with the Company’s business. By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com